EXHIBIT 21

BARNES GROUP INC.

CONSOLIDATED SUBSIDIARIES

as of December 31, 2010

Name	Jurisdiction of Incorporation
Associated Spring-Asia Pte. Ltd.	Singapore
Associated Spring do Brasil Ltda.	Brazil
Associated Spring Mexico, S.A.	Mexico
Associated Spring Raymond (Shanghai) Co., Ltd.	China
Associated Spring (Tianjin) Company, Ltd.	China
Associated Spring (U.K.) Ltd.	United Kingdom
AS Monterrey S. de R.L. de C.V.	Mexico
Barnes Financing Delaware LLC	Delaware
Barnes Group Belgium BVBA	Belgium
Barnes Group (Bermuda) Limited	Bermuda
Barnes Group Canada Corp.	Canada
Barnes Group (Delaware) LLC	Delaware
Barnes Group Denmark APS	Denmark
Barnes Group France S.A.	France
Barnes Group Finance Company (Bermuda) Limited	Bermuda
Barnes Group Finance Company (Delaware)	Delaware
Barnes Group (Germany) GmbH	Germany
Barnes Group Holding LLC	Delaware
Barnes Group Holland B.V.	Netherlands
Barnes Group Italia S.R.L.	Italy
Barnes Group KENT S.L.U.	Spain
Barnes Group Luxembourg (No.1) S.A.R.L.	Luxembourg
Barnes Group Luxembourg (No.2) S.A.R.L.	Luxembourg
Barnes Group Spain SRL	Spain
Barnes Group Switzerland GmbH	Switzerland
Barnes Group (Thailand) Ltd.	Thailand
Barnes Group Trading Switzerland SARL	Switzerland
Barnes Group (U.K.) Limited	United Kingdom
Barnes Korea Ltd.	Korea
Heinz Hänggi GmbH, Stanztechnik	Switzerland
KENT Deutschland GmbH	Germany
KENT France SAS	France
KENT International SAS	France
Raymond Distribution (Ireland) Limited	Ireland
Raymond Distribution-Mexico, S.A. de C.V.	Mexico
Ressorts SPEC, SARL	France
Seeger-Orbis GmbH & Co. OHG	Germany
Stromsholmen AB	Sweden
The Wallace Barnes Company	Connecticut
Windsor Airmotive Asia Pte. Ltd.	Singapore

The foregoing does not constitute a complete list of all subsidiaries of the registrant. The subsidiaries that have been omitted do not, if considered in the aggregate as a single subsidiary, constitute a “Significant Subsidiary” as defined by the Securities and Exchange Commission.